Exhibit 99.1
AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
(For Executive Officers Who Also Have a Change of Control Employment Agreement)
     THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT is made as of July 26, 2005 between Office Depot, Inc., a Delaware corporation (the “Company”), and Charles E. Brown (“Executive”).
     The Company and Executive are parties to one or more prior employment agreements and/or amendments thereto, or extensions thereof (collectively “Prior Agreements”), including without limitation an Executive Employment Agreement dated as of October 2001 (herein referred to as the “Main Agreement”);
     The parties desire to amend the October 2001 Main Agreement by entering into this Amendment thereto;
     Now Therefore, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment.
     (a) The Company shall continue to employ Executive, and Executive shall continue to be employed by the Company, upon the terms and conditions set forth in the Main Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 of the Main Agreement (the “Employment Term”).
     2. Position and Duties.
     (a) Retroactive to April 12, 2005, Executive has been serving and shall continue to serve as the President, International for the Company and shall have the normal duties, responsibilities and authority attendant to such position, subject to the power of the Company’s Chief Executive Officer (“CEO”) to expand or limit such duties, responsibilities and authority. During the period from the date hereof until the Company shall employ a replacement for Executive as the Company’s Chief Financial Officer, Executive also shall continue to serve as the Chief Financial Officer of the Company.
     (b) Executive shall continue to report to the CEO, and Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries.

     3. Base Salary and Benefits.
     (a) Retroactive to April 12, 2005, Executive’s base salary shall be $615,000.00 per annum (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board and shall be subject to adjustment, but not reduction, as they shall determine based on among other things, market practice and performance. In addition, during the Employment Term, Executive shall be entitled to participate in the Company’s Long Term Equity Incentive Plan.
     (b) In addition to the Base Salary, Executive shall be entitled to participate in the Company’s Management Incentive Plan (the “Bonus Plan”) as administered by the Compensation Committee at the initial bonus target of 65% of bonusable earnings, prorated from April 12, 2005. If the Board or the Compensation Committee modifies such Bonus Plan during the Employment Term, Executive shall continue to participate at a level no lower than the highest level established for any officer of the Company then at Executive’s level. At the discretion of the Board or the Compensation Committee, Executive may be offered from time to time the opportunity to participate in other bonus plans of the Company in lieu of the Bonus Plan and, if Executive chooses to participate in such plan or plans, the provisions of this paragraph 3(b) shall be tolled during the period of such participation.
     (c) On the date hereof, the Compensation Committee of the Board has awarded to Executive the following equity grants:

Regular Stock Options	25,000
Performance Contingent Restricted Shares	12,500
Time Vested Restricted Shares	2,000
     4. Term.
     (a) The Employment Term shall end on the second anniversary of the date of this Agreement; provided that (i) the Employment Term shall be extended for one year in the event that written notice of the termination of this Agreement is not given by one party hereof to the other at least six months prior to the end of the Employment Term, and it shall continue thereafter from year to year in like fashion (“evergreen”) unless and until either party provides written notice as provided in the first clause of this sentence subject to the various applicable provisions of the Main Agreement.

     5. Continued Effect of Provisions of Main Agreement.
     Except to the extent expressly amended by this Amendment, all terms and provisions of the Main Agreement shall remain in full force and effect, and otherwise unmodified and are not affected hereby. All of said terms and provisions are incorporated by this reference as if set forth at length herein.
     6. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OFFICE DEPOT, INC.
By:	/s/ Steve Odland
	Name:	Steve Odland
Its: Chairman and Chief Executive Officer

EXECUTIVE

/s/ Charles E. Brown
	Name:	Charles E. Brown
	Date:	July 26, 2005